Exhibit 99.1

Talkspace Reports 2022 Second Quarter and First Half Results

Second quarter and first half performance reflected strong B2B revenue growth

Continued improvement in B2C operating performance and profitability

Lowest quarterly operating expense run-rate in the last four quarters

NEW YORK, August 8, 2022 – Talkspace, Inc. (Nasdaq: TALK), a leading virtual behavioral healthcare company, today reported 2022 second quarter and first half results as summarized below. All financial results refer to 2022 second quarter or first half and the related prior-year period unless otherwise stated.

	Three Months		Six Months
Period ended June 30, 2022	Results	Variance from Prior Year %	Results	Variance from Prior Year %
(In thousands unless otherwise noted, unaudited)
Number of B2B eligible lives (in millions)	77.0	40%	77.0	40%
Number of completed B2B sessions	96.0	44%	186.6	54%
Number of B2C active members [1]	20.1	(34)%	20.1	(34)%

Total revenue	$29,844	(4)%	$59,994	3%
Gross profit	14,547	(25)%	29,568	(19)%
Gross margin %	48.7%	(13.5) pts	49.3%	(13.7) pts
Operating expenses	35,615	(24)%	71,844	(6)%
Net loss	(23,022)	24%	(43,382)	0%
Adjusted EBITDA [2]	(16,961)	(43)%	(35,372)	(58)%
Cash and cash equivalents	166,622	(33)%	166,622	(33)%

(1) Reflects active members at the end of the period.

(2) Adjusted EBITDA is a non-GAAP financial measure. For a definition of the measure and a reconciliation to the most directly comparable GAAP measure, see “Reconciliation of Non-GAAP Results to GAAP Results.”

"Second quarter and first half 2022 performance was characterized by continued momentum in business-to-business ("B2B") revenue driven by gains in eligible lives and enterprise clients, offset by a decline in business-to-consumer ("B2C") revenue as we continue to optimize marketing spending," said Chief Financial Officer Jennifer Fulk. “We are focused on executing on our operational priorities along with disciplined resource allocation as we work to enhance our cash flow over time.”

First Half 2022 Key Performance and Financial Metrics

•
Revenue grew 3% to $60 million, driven by a 53% growth in B2B revenue, partially offset by a 20% decline in B2C revenue. B2B revenue performance was driven by growth in eligible lives and a greater number of completed B2B sessions. B2C revenue declined, as expected, due to Talkspace's strategic decision to optimize marketing spend.
•
Gross profit declined 19% to $30 million, and gross margin declined to 49%, due primarily to the revenue mix shift toward the B2B business in line with our strategy, a greater number of salaried therapists within Talkspace's network, and higher therapist hourly compensation expense.
•
Net loss was approximately even compared to the prior period at $(43) million as lower stock-based compensation was offset by higher cost of revenues driven in part by higher therapist-related expenses. Adjusted EBITDA loss was $(35) million, compared to $(22) million in the prior-year period.

Second Quarter 2022 Key Performance and Financial Metrics

•
Revenue declined 4% to $30 million as the 47% growth in B2B revenue was more than offset by a 28% decline in B2C revenue.
•
Gross profit declined 25% to $15 million, and gross margin declined to 49%.
•
Net loss narrowed to $(23) million, compared to a net loss of $(30) million in the prior-year period, driven primarily by lower stock-based compensation. Adjusted EBITDA loss was $(17) million, compared to $(12) million in the prior-year period.

Conference Call, Presentation Slides, and Webcast Details

Visit investors.talkspace.com to view a presentation related to 2022 second quarter and first half results and business outlook and listen to a conference call scheduled to begin at 5:00 p.m. ET on Monday, August 8, 2022. The conference call can also be accessed by dialing (888) 330-2391 for U.S. participants or (240) 789-2702 for international participants (participant code 2348878). A replay will be available shortly after the call’s completion and remain available for approximately 90 days.

About Talkspace

Talkspace is a leading virtual behavioral healthcare company enabled by a purpose-built technology platform. As a digital healthcare company, all care is delivered through an easy-to-use and fully encrypted web and mobile platform, consistent with HIPAA and other state regulatory requirements.

Today, the need for care feels more urgent than ever. When seeking treatment, whether it’s psychiatry or adolescent, individual or couples therapy, Talkspace offers treatment options for almost every need. With Talkspace, members can send their dedicated therapists text, video, and voice messages anytime, from anywhere, and engage in live video sessions. As of June 30, 2022, over 3 million people have used Talkspace, and 77 million lives were eligible for Talkspace through insurance and employee assistance programs or other network behavioral health paid benefit programs.

For more information about Talkspace commercial relationships, visit https://business.talkspace.com/. To learn more about online therapy, please visit https://www.talkspace.com/online-therapy/. To learn more about Talkspace Psychiatry, please visit https://www.talkspace.com/psychiatry.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking, including statements regarding our financial condition, anticipated financial performance, achieving profitability, business strategy and plans, market opportunity and expansion and objectives of our management for future operations. These forward-looking statements generally are identified by the words “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “forecast”, “future”, “intend,” “may,” “might”, “opportunity”, “plan,” “possible”, “potential,” “predict,” “project,” “should,” “strategy”, “strive”, “target,” “will,” or “would”, the negative of these words or other similar terms or expressions. The absence of these words does not mean that a statement is not forward-looking. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many important factors could cause actual future events to differ materially from the forward-looking statements in this press release, including but not limited to: our history of losses; the rapid evolution of our business and the markets in which we operate; our ability to continue growing at the rates we have historically grown, or at all; the development of the virtual behavioral health market; COVID-19 and its impact on business and economic conditions; a deterioration in general economic conditions as a result of inflation, increased interest rates or otherwise; competition in our industry; and our relationships with affiliated professional entities to provide physician and other professional services. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described under the caption “Risk Factors” in our Annual Report on Form 10-K for the annual period ended December 31, 2021 filed with the Securities and Exchange Commission (“SEC”) on February 25, 2022, and our other documents filed from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and we assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. We do not give any assurance that we will achieve our expectations.

Contacts

For Investors:

Mike Lovell, Senior Director Investor Relations

515-771-1585

Mike.Lovell@Talkspace.com

For Media:

SKDK

John Kim

310-997-5963

jkim@skdknick.com

Talkspace, Inc.

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended June 30,		Variance		Six Months Ended June 30,		Variance
	2022	2021	$	%	2022	2021	$	%
(in thousands, except percentages, share and per share data)
Consumer revenue	$15,279	$21,091	$(5,812)	(27.6)	$31,658	$39,655	$(7,997)	(20.2)
Commercial revenue	14,565	9,892	4,673	47.2	28,336	18,485	9,851	53.3
Total revenue	29,844	30,983	(1,139)	(3.7)	59,994	58,140	1,854	3.2
Cost of revenues	15,297	11,697	3,600	30.8	30,426	21,511	8,915	41.4
Gross profit	14,547	19,286	(4,739)	(24.6)	29,568	36,629	(7,061)	(19.3)
Operating expenses:
Research and development, net	5,576	4,781	795	16.6	10,611	7,745	2,866	37.0
Clinical operations	2,316	1,913	403	21.1	4,092	3,990	102	2.6
Sales and marketing	18,931	26,443	(7,512)	(28.4)	40,339	48,694	(8,355)	(17.2)
General and administrative	8,792	13,710	(4,918)	(35.9)	16,802	16,318	484	3.0
Total operating expenses	35,615	46,847	(11,232)	(24.0)	71,844	76,747	(4,903)	(6.4)
Operating loss	21,068	27,561	6,493	23.6	42,276	40,118	(2,158)	(5.4)
Financial expense, net	1,865	2,870	(1,005)	(35.0)	996	3,043	(2,047)	(67.3)
Loss before taxes on income	22,933	30,431	7,498	24.6	43,272	43,161	(111)	(0.3)
Taxes on income	89	10	79	790.0	110	18	92	511.1
Net loss	$23,022	$30,441	$7,419	24.4	$43,382	$43,179	$(203)	(0.5)
Net loss per share:
Basic and Diluted	$0.15	$1.15	$1.00	87.0	$0.28	$2.15	$1.87	87.0
Weighted average number of common shares:
Basic and Diluted	155,709,901	26,362,369			154,901,165	20,097,094

Talkspace, Inc.

Consolidated Balance Sheets

	June 30, 2022	December 31, 2021
(in thousands)	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$166,622	$198,256
Accounts receivable, net	7,162	5,512
Other current assets	3,940	9,562
Total current assets	177,724	213,330
Property and equipment, net	623	624
Intangible assets, net	2,900	3,436
Goodwill	6,134	6,134
Other long-term assets	85	82
Total assets	$187,466	$223,606
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$7,810	$7,429
Deferred revenues	5,950	7,186
Accrued expenses and other current liabilities	10,898	12,562
Total current liabilities	24,658	27,177
Warrant liabilities	5,287	4,070
Other long-term liabilities	267	86
Total liabilities	30,212	31,333
Commitments and contingencies
STOCKHOLDERS’ EQUITY:
Common stock	15	15
Additional paid-in capital	372,151	363,788
Accumulated deficit	(214,912)	(171,530)
Total stockholders’ equity	157,254	192,273
Total liabilities and stockholders’ equity	$187,466	$223,606

Talkspace, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended June 30,
(in thousands)	2022	2021
Cash flows from operating activities:
Net loss	$(43,382)	$(43,179)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	697	955
Amortization of debt issuance cost	—	175
Stock-based compensation	6,207	16,709
Warrant issue costs and change in fair value	1,217	3,043
Increase in accounts receivable, net	(1,650)	(703)
Decrease (increase) in other current assets	5,622	(1,784)
Increase in accounts payable	381	4,833
(Decrease) increase in deferred revenues	(1,236)	2,377
Decrease in accrued expenses and other current liabilities	(1,145)	(213)
Increase in other long-term liabilities	178	—
Net cash used in operating activities	(33,111)	(17,787)
Cash flows from investing activities:
Purchase of property and equipment	(160)	(449)
Net cash used in investing activities	(160)	(449)
Cash flows from financing activities:
(Payments) proceeds from reverse capitalization, net of transaction costs	(645)	251,325
Proceeds from borrowings	—	6,000
Repayment of borrowings	—	(6,000)
Payment of debt issuance cost	—	(50)
Proceeds from exercise of stock options	2,349	1,886
Payments for employee taxes withheld related to vested stock-based awards	(67)	—
Net cash provided by financing activities	1,637	253,161
Net (decrease) increase in cash and cash equivalents	(31,634)	234,925
Cash and cash equivalents at the beginning of the period	198,256	13,248
Cash and cash equivalents at the end of the period	$166,622	$248,173

Non-GAAP Financial Measures

In addition to our financial results determined in accordance with GAAP, we believe adjusted EBITDA, a non-GAAP measure, is useful in evaluating our operating performance. We use adjusted EBITDA to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that this non-GAAP financial measure, when taken together with the corresponding GAAP financial measures, provides meaningful supplemental information regarding our performance by excluding certain items that may not be indicative of our business, results of operations or outlook. We believe that the use of adjusted EBITDA is helpful to our investors as it is a metric used by management in assessing the health of our business and our operating performance. However, non-GAAP financial information is presented for supplemental informational purposes only, has limitations as an analytical tool and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. In addition, other companies, including companies in our industry, may calculate similarly titled non-GAAP measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial measure as a tool for comparison. A reconciliation is provided below for this non-GAAP financial measure to net loss, the most directly comparable financial measure stated in accordance with GAAP. Investors are encouraged to review our GAAP financial measure and the reconciliation of our non-GAAP financial measure to its most directly comparable GAAP financial measure, and not to rely on any single financial measure to evaluate our business.

Adjusted EBITDA

Adjusted EBITDA is a key performance measure that our management uses to assess our operating performance. Because adjusted EBITDA facilitates internal comparisons of our historical operating performance on a more consistent basis, we use this measure for business planning purposes and in evaluating acquisition opportunities.

We calculate adjusted EBITDA as net loss adjusted to exclude (i) interest and other expenses (income), net, (ii) tax benefit and expense, (iii) depreciation and amortization (iv) stock-based compensation expense and (v) certain non-recurring expenses, where applicable.

Talkspace, Inc.

Reconciliation of Non-GAAP Results to GAAP Results

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2022	2021	2022	2021
Net loss	$(23,022)	$(30,441)	$(43,382)	$(43,179)
Add:
Depreciation and amortization	268	493	697	955
Financial expense, net (1)	1,865	2,870	996	3,043
Taxes on income	89	10	110	18
Stock-based compensation	3,839	15,196	6,207	16,709
Adjusted EBITDA	$(16,961)	$(11,872)	$(35,372)	$(22,454)

1) For the three and six months ended June 30, 2022, financial expense, net, primarily consisted of $2.1 million and $1.2 million, respectively, in losses resulting from the revaluation of warrant liabilities.

For the three months ended June 30, 2021, financial expense, net, primarily consisted of $4.0 million in warrant issuance costs related to the closure of the Business Combination, partially offset by $1.4 million in gains resulting from the revaluation of warrant liabilities. For the six months ended June 30, 2021, financial expense, net, primarily consisted of $4.0 million in warrant issuance costs related to the closure of the Business Combination, partially offset by $1.2 million in gains resulting from the revaluation of warrant liabilities.